EXHIBIT 23.1


                                               [KPMG LLP LETTERHEAD]



                                                CONSENT OF KPMG LLP


The Board of Directors
LINC Capital, Inc.


We consent to incorporation by reference in this registration statement on Form S-8 of LINC Capital, Inc. of our reports dated February 17, 1999, relating to the consolidated balance sheets of LINC Capital, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statement of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998 and the related schedule, which reports appear in the December 31, 1998 annual report on Form 10-K of LINC Capital, Inc.


                                                     /s/ KPMG LLP

Chicago, Illinois
July 22, 1999